EXHIBIT 99.1

INTL FCStone Inc. Announces Public Offering of Senior Notes
NEW YORK, July 11, 2013 - INTL FCStone Inc. (NASDAQ: INTL), a financial services company that provides execution and advisory services in commodities, currencies and securities, announced today that it is commencing an underwritten public offering of senior notes due 2020. The company intends to use the net proceeds of the offering for general corporate purposes.
Sterne Agee and Janney Montgomery Scott are acting as joint book-running managers, and Incapital and Maxim Group LLC are serving as co-managers for the offering.
This offering is being made only by the prospectus and prospectus supplement related to this offering. The notes will be issued pursuant to an effective shelf registration statement previously filed on Form S-3 with the U.S. Securities and Exchange Commission. The preliminary prospectus supplement and the accompanying base prospectus related to the offering have been filed with the SEC and are available on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying base prospectus may also be obtained by contacting Sterne Agee at 277 Park Avenue, 24th Floor, New York, New York 10172, 212-338-4708, syndicate@sterneagee.com or Janney Montgomery Scott at 1717 Arch St, Philadelphia, PA 19103, 215-665-6170, preinhart@janney.com.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About INTL FCStone Inc.
INTL FCStone Inc. (INTL) provides execution and advisory services in commodities, currencies and securities. INTL's businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 customers in more than 100 countries through a network of offices in twelve countries around the world.

CONTACT:    INTL FCStone Inc.
Investor Inquiries:
Bill Dunaway
1-866-522-7188
bill.dunaway@intlfcstone.com